Exhibit 99.1

NEWS RELEASE	For Immediate Release

Contact: Joe Fazzino
860-263-4725
joe.fazzino@virtus.com

Virtus Investment Partners Prices

Common Stock Offering

Hartford, CT, September 12, 2013 – Virtus Investment Partners, Inc. (NASDAQ: VRTS), which operates a multi-manager asset management business, today announced the sale of 1,129,032 shares of its common stock in an underwritten public offering at a price to the public of $155.00 per share. The net offering proceeds to Virtus from the sale of the shares are expected to be $166.3 million, after deducting the underwriting discount and other estimated offering expenses, but excluding any exercise of the underwriters’ option to purchase additional shares.

Virtus intends to use the net proceeds of this offering to expand its seed capital program for new investment strategies and funds; invest in other growth opportunities; and for general corporate purposes.

The offering is expected to close on or about September 17, 2013, subject to customary closing conditions. In addition, the company has granted the underwriters a 30-day option to purchase up to an additional 169,354 shares of common stock on the same terms and conditions.

Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are acting as joint lead book-running managers. BofA Merrill Lynch will also serve as bookrunning manager. UBS, Citigroup and RBC Capital Markets are senior co-managers and Raymond James, Sandler O’Neill and Wells Fargo are co-managers for the offering.

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

Virtus Prices Common Stock Offering- 2

An automatically effective registration statement and a preliminary prospectus supplement relating to these securities have been filed with the Securities and Exchange Commission (SEC), and a final prospectus will be filed with the SEC. The offering is being made only by means of a prospectus. Copies of the final prospectus supplement and accompanying prospectus may be obtained from:

Goldman, Sachs & Co. 200 West Street New York, NY 10282 Attention: Prospectus Department E-mail: prospectus-ny@ny.email.gs.com Telephone: (866) 471-2526	Morgan Stanley Prospectus Department 180 Varick Street, 2nd Floor New York, NY 10014 Attention: Prospectus Dept. E-mail: prospectus@morganstanley.com Telephone: (866) 718-1649

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Virtus Investment Partners

Virtus Investment Partners (NASDAQ: VRTS) is a distinctive partnership of boutique investment managers singularly committed to the long-term success of individual and institutional investors. Virtus offers access to a variety of investment styles across multiple disciplines to meet a wide array of investor needs, and provides products and services through affiliated managers and select subadvisers, each with a distinct investment style, autonomous investment process and individual brand. Its affiliated managers include Duff & Phelps Investment Management Co., Euclid Advisors LLC, Kayne Anderson Rudnick Investment Management, LLC, Kleinwort Benson Investors International, Ltd., Newfleet Asset Management, LLC, Newfound Investments, LLC, Rampart Investment Management Co., LLC, and Zweig Advisers LLC. Additional information can be found at www.virtus.com.

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Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com